Exhibit 99.1

Plug Reports $140.8 Million in Revenue in Q1 2022, Representing 96% Growth Year Over Year versus Q1 2021

Reaffirms Full-Year Targets

Clear Path and Strategic Initiatives to Deliver Margin Expansions

Announced Strategic Acquisitions and Collaborations, Positioning Plug as the Global Leader for Green Hydrogen Solutions

Strong Balance Sheet to Execute on Growth Objectives

Plug Rebrand Reflects Commitment to Guiding the World to a More Sustainable Future with Accessible, Reliable and Cost-effective Green Hydrogen Energy

Summary of First Quarter Financials

Revenue was $140.8 million this quarter compared to $72 million for the first quarter of 2021. Material handling represented approximately $96 million in revenue in the quarter, with other product offerings representing approximately $44.8 million in revenue in the first quarter of 2022, including electrolyzer solutions and recent acquisitions. We would like to remind investors that, historically, the first half typically represents 30% of full year revenue with second half revenue representing 70%. We expect this seasonality to continue into 2022.

Plug remains focused on delivering on our previously announced target to reduce services costs on a per unit basis by 30% in the next 12 months, and 45% by the end of 2023. We are pleased to report that we have begun to see meaningful improvement in service margins on fuel cell systems and related infrastructure with a positive 30% increase in first quarter of 2022 versus the fourth quarter of 2021. The service margin improvement is a direct result of the enhanced technology GenDrive units that were delivered in 2021 which reduce service costs by 50%. The performance of these enhanced units demonstrates that the products are robust, and we expect these products will help support our long-term business needs. We believe service margins are tracking in the right direction with potential to break even by year end.

Also highlighted in our last earnings call, margins in the fuel business continue to remain under pressure and were down sequentially due to increased hydrogen molecule cost associated with higher natural gas prices. Natural gas prices at Henry Hub, on average, were up over 13% in the fourth quarter of 2021 versus the third quarter of 2021. This had a direct effect on the average price paid per molecule by Plug. We expect margins to remain under pressure in Q2 2022 driven by continued increase in natural gas prices. We are also focused on reducing logistics costs and improving system efficiency to mitigate some of these commodity and inflationary pressures in the near term. As we have previously highlighted, we should see a step change in margin profile for the fuel business in 2023 as we expect to see the cost of molecules decline by more than half as our green hydrogen plants come online.

Clear Path to Margin Expansion

We are reaffirming our 2025 targets to achieve $3B in annual sales, 30% gross margin, and 17% operating margin. Revenue growth will be driven by the continuing development of both new and existing pedestal customers with significant portfolio sales opportunities.

Our green hydrogen generation network will make green hydrogen ubiquitous and economical, helping drive demand and cost improvements for fuel cell applications across multiple industries. The first successful application was implemented in the material handling industry, followed by accelerated adoption of fuel cell apps in mobility and stationary power markets. Proliferation of multiple fuel cell apps increases the demand for our electrolyzer and green hydrogen business, continuing to drive down the cost of green hydrogen solutions, creating the classic flywheel effect.

Equally important, Plug has put into place the drivers to achieve 30% gross margin and 17% operating margin by 2025. These gross margin improvements will be driven by:

1.	Equipment Margin Improvements: It is important to note that we have already achieved this goal in our material handling business. We have been on a learning curve of reducing our system cost by 25% every time we double our volume in the field. We have a cost reduction roadmap of 60-70% by 2025 in our electrolyzer business. As the business scales in other applications, margins should continue to expand. With the opening of our Rochester gigafactory, focus on strategic procurement and supply chain, as well as continued vertical integration, we remain confident in meeting the >30% gross margin target.

2.	Service Improvements: Plug has developed domain expertise in the operation of a network of hydrogen systems and fuel cells in the material handling market. This experience and our heavy investments in improving reliability of our fuel cell products, have resulted in stack life enhancements and service cost reduction in the near term. Our latest technology has demonstrated over 50% improvement in stack life both from a new customer and retrofit standpoint. Plug has also continued to enhance capability in service platforms such as advancements in remote monitoring and analytics for predictive maintenance which are key to reducing cost in service and scaling support capability globally. We believe these improvements, coupled with the increase in footprint of our customer base, allow Plug to reduce labor cost through concentration of customers and a dispatch model. Plug has the distinct competitive advantage of providing low cost of entry service solutions for new or co-located applications such as mobility, stationary systems and electrolyzer for a variety of customer business models across the hydrogen economy.

3.	Fuel Improvements: As our hydrogen generation network comes online, we see a clear path to achieving our margin targets while providing green hydrogen at similar price to our end customers. In addition, recently completed acquisition of tanker/storage and liquefier capabilities should help further reduce the cost of the hydrogen production, delivery, and associated infrastructure.

Through these actionable improvements, we are targeting to reach cash-flow positive from operations by the end of 2024, and to reach our 2025 targets of $3B in annual sales, 30% gross margin, and 17% operating margin.

With Focus on Green Hydrogen, Plug on Track to
Lead $10T Industry

Plug is building an end-to-end green hydrogen ecosystem, from production, to storage and delivery to help its customers meet their business goals and decarbonize multiple industries. We remain focused on building out the green hydrogen generation network with targets of 70 tons per day (TPD) by the end of 2022, 500 TPD in North America by 2025 and 1,000 TPD globally by 2028. Plug continues to actively manage our supply chain dynamics given the global environment to ensure we deliver on our goals and targets. We have been working with multiple parties on a strategic basis to secure various key components such as power supply, mini-substations, compressors, and liquefiers. We are also working with some leading vendors, not just to address this issue from a short-term standpoint, but looking at our overall production slot allocation, and a strategic sourcing strategy to secure our needs for the next several years. Some of our recent acquisitions allow us to manage this supply chain dynamics better as we now are able to produce many of the key hydrogen generation and logistics equipment in house including electrolyzer, liquefiers, tankers, etc.

1.	In January of 2022 Plug acquired Joule Processing LLC (now called Plug Process Systems), a process solution and engineered equipment provider with a strong track record of execution among the largest EPC (engineering, procurement and construction) and oil and gas midstream companies. Joule’s cryogenic process technology has the potential to reduce the cost of liquified hydrogen by 25% and represent a capital expenditure savings of approximately $200 million for Plug over the next four years by bringing hydrogen liquefaction capabilities in house. We are also targeting over $200 million dollars in third party sales for the Joule’s liquefier by 2025.

2.	In February of 2022, Plug announced a collaboration agreement with Atlas Copco Mafi-Trench Company LLC, the turboexpander technology center within the Gas and Process division of Atlas Copco, and Fives, a global leader in brazed heat exchangers and cryogenic cold boxes, to jointly develop hydrogen liquefaction plants. This is further evidence of Plug’s strategy to manage the supply chain and work with global partners to deliver on its targets.

In April of 2022 Plug and Olin Corporation signed a memorandum of understanding (MOU) to form a joint venture (JV) to produce and market green hydrogen to support growing fuel cell demand in the global hydrogen economy. The first production plant in St. Gabriel, Louisiana will produce 15 tons per day (TPD) of green hydrogen with the goal of growing the planned JV to multiple plants in North America, which would complement Plug’s green hydrogen target of 500 TPD in North America with additional reliable hydrogen production.

In addition to building a green hydrogen generation network we have also started to secure offtake agreements. We were excited to have announced one of the first green hydrogen supply contracts for Plug in April 2022 with Walmart Inc. This supply agreement is for up to 20 tons per day of liquid green hydrogen to power material handling lift trucks across Walmart distribution and fulfillment centers in the U.S. starting in 2023. This is one of several green hydrogen supply agreements we expect to announce in 2022, further validating the company’s multi-year investment in its green hydrogen network. We believe this announcement highlights that customers are looking to transition from gray hydrogen to green hydrogen.

As we have previously highlighted, we are being strategic about offtake agreements. Demand for green hydrogen will see a multiplier effect as new fuel cell applications continue to proliferate. For example, a typical forklift consumes 1kg of hydrogen daily; light commercial vehicles consume 6-8kg daily; class 8 trucks consume 50kg daily; and 24x7 1MW stationary power consumes over 1,000kg daily.

Plug Set to Become World’s Largest Electrolyzer Company with Expanding Pipeline

Plug’s gigafactory in Rochester, N.Y. is the world’s first and largest fuel cell and electrolyzer manufacturing gigafactory. This facility will be on pace to have an annual run rate of 2.5GW for PEM stacks for fuel cells and electrolyzers by the second half of 2022. Scale and automation achieved at the gigafactory will allow Plug to lower our electrolyzer costs by as much as 60 to 70 percent in the next several years. Plug will continue to leverage the scale of the gigafactory with new designs, such as our 10MW electrolyzer array. Our 1MW stack will act as the foundation for building hydrogen plants from 20MW to 1 gigawatt (GW) and beyond, and has already helped with our ability to win sizable electrolyzer projects around the world.

Plug’s 2021 acquisition of Frames Group, headquartered in the Netherlands, further supports our goal to reach an installed electrolyzer capacity of three gigawatts by 2025. Plug continues to combine its world-class stack technology with Frames’ systems integration capabilities to deliver a range of turnkey electrolyzer solutions from 1MW containers to 1GW standalone plants.

The tragic events unfolding in the Ukraine over the last few months have led to rising cost of European Natural Gas and Liquid Natural Gas (LNG) making it abundantly clear that the pathway for energy independence and transition must have hydrogen at its core. Plug continues to win electrolyzer business in Europe having announced a recent 10 MW order to MOL Group, an international integrated oil and gas company out of Hungary, to generate 1,600 tons per year of green hydrogen. Plug plans to continue to work with European companies such as MOL Group to support carbon neutrality goals and energy independence for the European Union.

By the end of 2022, Plug is targeting to have at least a one GW electrolyzer backlog as well as having established the JV with Fortescue Futures Industries with 2,000 electrolyzer stack manufacturing capacity per year out of the new gigafactory planned in Queensland, Australia.

We are seeing substantial opportunities for electrolyzers beyond mobility applications, including green steel, green ammonia, and green methanol or efuels as these customers look for competitively priced green hydrogen to support their decarbonization ambitions.

Material Handling Continues to Deliver Robust Growth

Plug continues to deliver strong growth in our material handling business, the first commercially successful fuel cell application. Customer obsession has been and continues to be at the heart of Plug’s core values. We continue to expand our material handling focus to Europe, where Plug has had a presence for more than ten years. During the first quarter of 2022, Plug occupied our new European service and logistics center in Duisburg, Germany. Duisburg is the world’s largest inland port, offering Plug a direct maritime supply chain to Antwerp, Belgium and Rotterdam, Netherlands.

Plug is establishing itself at the center of the European hydrogen ecosystem and expects to be well positioned to contribute to the development of future green hydrogen applications. This initial 70,000 square foot facility will enable Plug to meet the rapid growth in Europe that we are seeing in material handling applications. As a result of Plug’s continued material handling focus in Europe, we remain on track to add three additional pedestal customers, two of which will likely be located in Europe.

Plug saw success with a new customer, Lidl (the largest food retailer in Europe), opening its first green hydrogen-powered logistics center in France. Lidl has committed to improving its environmental performance. As such, green hydrogen-powered material handling and logistics vehicles are part of the initiative to transition to renewable energy. In parallel, Lidl is developing a strategy to incorporate green hydrogen solutions to optimize its logistics and reduce greenhouse gas emissions — specifically deploying green hydrogen trucks at other logistics platforms, like its own delivery trucks. Gregory Podda, Head of Logistics, Lidl France said, “Lidl is proud to be opening in Carquefou, the first logistics platform in Europe to operate with green hydrogen thanks to its partners Plug Power, which adapted the warehouse trucks, and Lhyfe whose green hydrogen production plant is 75 kilometers from our site. With 98 warehouse trucks in operation and a delivery truck to come in 2022, Lidl believes in the future of green hydrogen for optimizing its logistics and lowering its CO2 emissions in keeping with its commitments”.

New Applications

We continue to make progress with the development of a flexible, elegant platform for the stationary power market. Our platform offering is structured to serve three distinct markets, including: (1) backup power; (2) grid connected/standby power; and (3) remote power. Each of these applications usually needs three different products. The Plug platform meets all three markets with a single product. We are working with multiple customers for all three applications in the data center, electric vehicle charging, and grid connected/standby powering markets and will have more to communicate with the market as 2022 progresses. The state-of-the-art platform is expected to ship in the second half of 2022 and represents a major product and technology leap for Plug and the industry.

In 2021, Plug entered into a joint venture with Renault to manufacture and sell fuel cell-powered electric light commercial vehicles and to supply hydrogen fuel and fueling stations to support the FCE-LCV market. The venture, Hyvia, is targeting to have multiple test pilot announcements into the second half of 2022. Plug plans to arrange for 10 test pilot programs with customers for the Hyvia joint venture. We continue to be strategic about our entry into the heavy-duty vehicle mobility application, and like HYVIA, we have made a conscious decision not to be just a component supplier. We continue to evaluate a potential role that Plug should play in the heavy-duty applications and we will look to have more to communicate to the market on our long-term business strategy also in the second half of 2022.

Plug’s Strategic Partnerships are on Track to Accelerate Global Expansion

Plug has made significant progress in expanding its global presence. In the last 12 months, the company has announced key partnerships with companies and government leaders to bring the green hydrogen value chain to customers everywhere. The following is a list of our partnerships:

●	ACCIONA: Plug’s partnership with ACCIONA seeks to develop, operate, and maintain green hydrogen projects, serving the growing demand in the Iberian Peninsula. The joint venture also intends to provide storage, transportation, and delivery services to its customers, initially targeting the industrial and the mobility business segments. The JV has been evaluating multiple sites at various locations in Spain. The goal is to reach a 20% market share of the green hydrogen business in Spain and Portugal by 2030.

●	SK Group: Plug’s partnership with SK Group allows for the creation of a JV that intends to bring to market stationary power solutions, hydrogen fuel cell systems, hydrogen refueling stations, and electrolyzers solutions. The JV will include manufacturing and assembly capabilities for the products it offers. A strong driver of the JV is to enable SK E&S to bring hydrogen to Korea at scale.

●	Groupe Renault: Plug’s partnership with Group Renault focuses on the decarbonization of mobility in Europe by focusing on fuel cell vehicle solutions with hydrogen fuel, refueling infrastructures and services.

●	Fortescue Future Industries: Plug’s partnership with FFI allows for the creation of a two-gigawatt factory to produce PEM stacks in Australia, starting with electrolyzer stacks. Plug will supply the electrolyzer and fuel cell technology while FFI will contribute manufacturing capabilities.

●	New York Hydrogen Hubs: Plug partnered with the State of New York to develop a proposal to build a clean energy hub through the Bipartisan Infrastructure Investment and Jobs Act. The hub would allow for the infrastructure deployment and research and development for reducing greenhouse gas emissions by 85% by 2050.

Plug Expands Board of Directors and Continues to Add and Attract Top Talent

In April of 2022, Plug announced the appointment of two new members to the company’s board of directors: Ms. Jean Bua, Executive Vice President, Chief Financial Officer, Chief Accounting Officer and Treasurer at NetScout Systems and Ms. Kavita Mahtani, Chief Financial Officer, Americas for London-headquartered HSBC, one of the largest banking and financial services organizations in the world. They serve on Plug’s audit committee, with Ms. Bua serving as the committee chair. These new board members bring decades of leadership in key areas, such as M&A strategy implementation, global financial operations, and compliance. These new board members not only add expertise and new energy, but also help to diversify the composition of the board.

Plug continues to hire and attract top talent as our company grows both in terms of headcount and geographically. We have strengthened our bench further by hiring three new Vice Presidents:

Colleen Klaiber, a 20-year veteran in security, safety, health and environment, Brandon Snyder, a global leader in factory materials management, and Chris Guenther, an expert in high-volume manufacturing.

Environmental, Health and Safety (EHS), is a top priority within Plug, and we expect having Colleen Klaiber’s leadership and experience will help Plug to strategically advance its security, safety and health environment as Plug continues to scale globally. Prior to joining Plug, Colleen was the Global Director of Environmental, Health, and Safety overseeing more than 7,500 employees across 86 sites throughout the world at Caterpillar and affiliated companies.

Managing supply chain demands and constraints continues to be a focus at Plug. As Plug’s new Vice President of Supply Chain, Warehousing and Logistics, Brandon Snyder will work to advance the company’s operations and supplier management capabilities across its growing footprint of green hydrogen plants and infrastructure throughout the world. Prior to joining Plug, Brandon served as Tesla’s Director of Production Operations and On-Site Supplier Management at the company’s gigafactories, where he led a production and materials team of 1,600 employees responsible for factory materials management, Tesla Model 3 drivetrain production, and supplier management operations.

Chris Guenther joined Plug from Tesla as Vice President of Automation & Manufacturing Engineering. Chris brings 16 years of experience in highly automated, high-volume manufacturing and extensive knowledge of process and equipment engineering in the semiconductor, automotive, and consumer electronics industries. In his new role, Chris will seek and drive opportunities in the global manufacturing group to automate current manufacturing processes improving quality and driving costs down.

Plug Rebrand: Green Hydrogen at Work

Plug revealed a new brand platform, purpose and logo reflecting its commitment to building a more secure and sustainable energy future. The new brand underscores Plug’s bold commitment to solving two connected, massive global problems: Helping companies use energy much more wisely and weaning the planet from fossil fuels while improving energy security. Plug’s new brand stresses to ‘think, talk and act customer’. Plug believes green hydrogen will lead global electrification and be a major part of a clean energy future.

Plug’s new logo, identified as the Plug promise, embodies its purpose. The face emphasizes that

Plug is accountable, optimistic, and focused on human progress. The Plug logo is a promise to customers, partners, and the planet. Through design and color, the logo sends a clear signal that Plug is an integrated green hydrogen company. A playback of the brand launch event can be viewed here.

Supporting ESG and the Green Hydrogen Economy

Plug is committed to ethical practices and accountability and released its second Corporate Environmental, Social and Governance (“ESG”) report on May 2, 2022. The report can be read here. Our stance is that Plug will only support activity that promotes the green hydrogen economy. The report contains information about our approach to ESG and details our efforts to link environment and social impacts to our business strategy to lead the global green hydrogen economy.

Plug’s pledge to the environment isn’t just reflected in the products we offer to customers, but also through the impacts of our manufacturing processes and our products’ end-to-end lifecycles. We are committed to resource efficiency, responsible design, materials management, and recycling. We are currently working to better understand the environmental impacts of our products’ manufacturing processes and lifecycles. As part of this initiative, we began a project to quantify our carbon footprint for each of our products.

As an Equal Opportunity Employer, Plug is committed to building a workforce that is reflective of the community and world we serve. In 2021, Plug added a Diversity, Equity, and Inclusion awareness training to the learning plan for our leadership team with plans to distribute this training to all employees this year. Aside from supporting our workforce of approximately 2,250 permanent employees (as of March 31, 2022), Plug has several initiatives to support the community, including students. At Plug, we believe a leading sustainability company can also be a leading ESG company by having a sound and dedicated ESG strategy embedded in the company’s overall mission statement.

Fourth Annual Plug Symposium is Underway in 2022

Plug looks forward to hosting its 2022 Plug Symposium in October 2022 from its Rochester, NY gigafactory. The hybrid event will provide the audience with a look at global energy transition through robust discussions with industry experts, customers, and policy makers. Plug’s end-to-end green hydrogen solutions enable global energy transition today, and our management team will showcase progress accelerating adoption on a global scale. Stay tuned for further event and registration details in the second and third quarters.

Remain Focused on Execution and Delivering on Path to Profitability

Plug remains focused on building a global green hydrogen ecosystem and delivering on margin expansion and path to profitability. Despite the numerous macro and supply chain constraints, we are working to deliver on our 2022 revenue targets of $900-$925 million with ~80% growth year over year. We believe we have the team, technology, focus and vision to become the category king in the $10T hydrogen economy.

We thank our employees for their dedication and our shareholders for their continued support. We look forward to updating you all on our next call.

When you think about a greener world — think Plug.

Conference Call Information

A conference call will be held today, May 9, 2022.

●	Time: 4:30 pm ET
●	Toll-free: 877-407-9221 / 201-689-8597
●	Direct webcast: https://event.webcasts.com/starthere.jsp?ei=1546052&tp_key=43e64828c1

The webcast can also be accessed directly from the Plug homepage (www.plugpower.com). A playback of the call will be available online for a period of time following the call.

About Plug

Plug is building the hydrogen economy as the leading provider of comprehensive hydrogen fuel cell (HFC) turnkey solutions. The Company’s innovative technology powers electric motors with hydrogen fuel cells amid an ongoing paradigm shift in the power, energy, and transportation industries to address climate change and energy security, while providing efficiency gains and meeting sustainability goals.

Plug created the first commercially viable market for hydrogen fuel cell (HFC) technology. As a result, the Company has deployed over 50,000 fuel cell systems for e-mobility, more than anyone else in the world, and has become the largest buyer of liquid hydrogen, having built and operated a hydrogen highway across North America. Plug delivers a significant value proposition to end-customers, including meaningful environmental benefits, efficiency gains, fast fueling, and lower operational costs.

Plug’s vertically integrated GenKey solution ties together all critical elements to power, fuel, and provide service to customers such as Amazon, BMW, The Southern Company, Carrefour, and Walmart. The Company is now leveraging its know-how, modular product architecture and foundational customers to rapidly expand into other key markets including zero-emission on-road vehicles, robotics, and data centers.

Source: Plug Power, Inc.

Cautionary Note on Forward-Looking Statements

This communication contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve significant risks and uncertainties about Plug Power Inc. (“Plug”), including but not limited to statements about Plug’s expectation regarding seasonality of revenue; its target to reduce service costs by 30% in the next 12 months and by 45% by the end of 2023; the expectation that the enhanced technology GenDrives will support Plug’s long-term business needs; the expectation that the market will see a step change in margin profile for the fuel business in 2023 and the cost of molecules decline by more than half; that Plug will reach its long term targets through 2025, accelerate adoption of green hydrogen, drive demand across multiple industries, deliver on portfolio sale opportunities and leverage to create growth; its belief in its vertical integration, supply chain platform and gross margin improvements; expected target for cash-flow positive operations and operating income; its strategic sourcing strategy; its position to lead industry and targets related to green hydrogen generation network; expected results of its acquisition of Joule Processing LLC; expectations related to production of green hydrogen within its joint ventures, and anticipated green hydrogen supply agreements; expected daily consumption levels of hydrogen; expected pace of PEM and electrolyzer gigafactory, including statements regarding the operational capacity and results of operations of the gigafactory; the goal to reach electrolyzer capacity of three gigawatts by 2025, backlog and target manufacturing in Australia; its planned coordination with European companies to support carbon neutrality and energy independence; t the expectation that Plug will successfully achieve its green hydrogen generation targets; its statement regarding customer obsession and ambitious sustainability; its statement regarding its position at the center of European hydrogen ecosystem and expected additional pedestal customers in Europe; the needs of the stationary power market and Plug’s intent to ship its fully compliant state-of-the-art platform in the second half of 2022; the target of announcing 10 test pilot programs for the Hyvia joint venture in the second half of 2022; expected communications for long-term business strategy in the second half of 2022; expected results from its joint ventures with ACCIONA, SK Group; Groupe Renault; Fortescue Future Industries and New York hydrogen hubs; expected impact of new members to the senior management team; its intent to only support activity that promotes green hydrogen economy, commitment to the environment, sustainability and diversity; and 2022 expected revenue targets and growth. You are cautioned that such statements should not be read as a guarantee of future performance or results, and will not necessarily be accurate indications of the times that, or by which, such performance or results will have been achieved. Such statements are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in these statements. For a further description of the risks and uncertainties that could cause actual results to differ from those expressed in these forward-looking statements, as well as risks relating to the business of Plug in general, see Plug’s public filings with the Securities and Exchange Commission, including the “Risk Factors” section of Plug’s Annual Report on Form 10-K for the year ended December 31, 2020. Readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements are made as of the date hereof and are based on current expectations, estimates, forecasts and projections as well as the beliefs and assumptions of management. We disclaim any obligation to update forward-looking statements except as may be required by law.

Plug Investor Contact

Roberto Friedlander
investors@plugpower.com

Plug Media Contact

Caitlin Coffee
Allison+Partners
(312) 635-8204
PlugPR@allisonpr.com

Plug Power Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands, except share and per share amounts)

(Unaudited)

	March 31,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$2,495,614	$2,481,269
Restricted cash	140,117	118,633
Available-for-sale securities, at fair value (amortized cost $816,976 and allowance for credit losses of $0 at March 31, 2022 and amortized cost $1,242,933 and allowance for credit losses of $0 at December 31, 2021)	799,228	1,240,265
Equity securities	147,826	147,995
Accounts receivable	57,322	92,675
Inventory	333,379	269,163
Contract assets	38,645	38,637
Prepaid expenses and other current assets	87,763	59,888
Total current assets	4,099,894	4,448,525

Restricted cash	542,851	532,292
Property, plant, and equipment, net	324,653	255,623
Right of use assets related to finance leases, net	40,068	32,494
Right of use assets related to operating leases, net	229,508	212,537
Equipment related to power purchase agreements and fuel delivered to customers, net	77,559	72,902
Contract assets	68	120
Goodwill	232,031	220,436
Intangible assets, net	212,407	158,208
Investments in non-consolidated entities and non-marketable equity securities	41,312	12,892
Other assets	3,454	4,047
Total assets	$5,803,805	$5,950,076

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$78,711	$92,307
Accrued expenses	64,970	79,237
Deferred revenue and other contract liabilities	92,682	116,377
Operating lease liabilities	33,540	30,822
Finance lease liabilities	5,654	4,718
Finance obligations	44,337	42,040
Current portion of long-term debt	4,155	15,252
Loss accrual for service contracts and other current liabilities	34,282	39,800
Total current liabilities	358,331	420,553

Deferred revenue and other contract liabilities	62,503	66,713
Operating lease liabilities	186,151	175,635
Finance lease liabilities	30,520	24,611
Finance obligations	215,887	211,644
Convertible senior notes, net	192,949	192,633
Long-term debt	104,990	112,794
Loss accrual for service contracts and other liabilities	176,242	139,797
Total liabilities	1,327,573	1,344,380

Stockholders’ equity:
Common stock, $0.01 par value per share; 1,500,000,000 shares authorized; Issued (including shares in treasury): 595,209,356 at March 31, 2022 and 594,729,610 at December 31, 2021	5,952	5,947
Additional paid-in capital	7,116,125	7,070,710
Accumulated other comprehensive loss	(18,462)	(1,532)
Accumulated deficit	(2,553,392)	(2,396,903)
Less common stock in treasury: 17,146,337 at March 31, 2022 and 17,074,710 at December 31, 2021	(73,991)	(72,526)
Total stockholders’ equity	4,476,232	4,605,696
Total liabilities and stockholders’ equity	$5,803,805	$5,950,076

Plug Power Inc. and Subsidiaries

Consolidated Statement of Operations

(In thousands, except share and per share amounts)

(Unaudited)

	Three Months Ended
	March 31,
	2022	2021
Net revenue:
Sales of fuel cell systems, related infrastructure and equipment	$108,847	$46,772
Services performed on fuel cell systems and related infrastructure	8,240	6,045
Power purchase agreements	10,037	7,826
Fuel delivered to customers and related equipment	13,429	11,127
Other	251	188
Net revenue	140,804	71,958
Cost of revenue:
Sales of fuel cell systems, related infrastructure and equipment	88,828	28,974
Services performed on fuel cell systems and related infrastructure	13,875	13,086
Provision for loss contracts related to service	2,048	1,485
Power purchase agreements	31,753	18,343
Fuel delivered to customers and related equipment	39,272	22,143
Other	377	98
Total cost of revenue	176,153	84,129

Gross loss	(35,349)	(12,171)

Operating expenses:
Research and development	20,461	9,742
Selling, general and administrative	80,890	25,579
Change in fair value of contingent consideration	2,461	790
Total operating expenses	103,812	36,111

Operating loss	(139,161)	(48,282)

Interest income	2,054	68
Interest expense	(8,648)	(12,334)
Other expense, net	(1,309)	(198)
Realized loss on investments, net	(847)	—
Change in fair value of equity securities	(5,159)	—
Loss on equity method investments	(3,833)	—

Loss before income taxes	(156,903)	(60,746)

Income tax benefit	(414)	—

Net loss	$(156,489)	$(60,746)

Net loss per share:
Basic and diluted	$(0.27)	$(0.12)

Weighted average number of common stock outstanding	577,866,983	513,458,287

Plug Power Inc. and Subsidiaries

Consolidated Statement of Cash Flows

(In thousands)

(Unaudited)

	Three months ended March 31,
	2022	2021
Operating activities
Net loss	$(156,489)	$(60,746)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of long-lived assets	2,842	5,514
Amortization of intangible assets	5,190	364
Stock-based compensation	43,386	9,695
Amortization of debt issuance costs and discount on convertible senior notes	661	1,092
Provision for common stock warrants	1,852	1,705
Deferred income tax expense	(414)	-
Benefit on service contracts	(7,297)	(361)
Fair value adjustment to contingent consideration	(2,461)	(790)
Net realized loss on investments	847	-
Amortization of premium on available-for-sale securities	2,290	-
Lease origination costs	(1,613)	-
Change in fair value for equity securities	5,159	-
Loss on equity method investments	3,833	-
Changes in operating assets and liabilities that provide (use) cash:
Accounts receivable	36,170	109
Inventory	(63,702)	(46,791)
Contract assets	44	-
Prepaid expenses and other assets	(27,107)	(4,641)
Accounts payable, accrued expenses, and other liabilities	(25,096)	(23,516)
Deferred revenue and other contract liabilities	(28,014)	1,267
Net cash used in operating activities	(209,919)	(117,099)

Investing activities
Purchases of property, plant and equipment	(78,394)	(9,879)
Purchases of equipment related to power purchase agreements and equipment related to fuel delivered to customers	(6,796)	(3,332)
Purchase of available-for-sale securities	(114,173)	(405,168)
Proceeds from sales of available-for-sale securities	469,563	-
Proceeds from maturities of available-for-sale securities	67,430	-
Purchase of equity securities	(4,990)	-
Net cash paid for acquisitions	(26,473)	-
Cash paid for non-consolidated entities and non-marketable equity securities	(32,253)	-
Net cash provided by (used in) investing activities	273,914	(418,379)

Financing activities
Proceeds from exercise of warrants, net of transaction costs	-	15,445
Payments of contingent consideration	(2,667)	-
Proceeds from public and private offerings, net of transaction costs	-	3,587,825
Payments of tax withholding on behalf of employees for net stock settlement of stock-based compensation	(1,465)	-
Proceeds from exercise of stock options	291	4,709
Principal payments on long-term debt	(19,246)	(14,461)
Proceeds from finance obligations	17,273	10,661
Principal repayments of finance obligations and finance leases	(12,427)	(9,806)
Net cash (used in) provided by financing activities	(18,241)	3,594,373
Effect of exchange rate changes on cash	634	(51)
Increase in cash and cash equivalents	14,345	3,036,663
Increase in restricted cash	32,043	22,181
Cash, cash equivalents, and restricted cash beginning of period	3,132,194	1,634,284
Cash, cash equivalents, and restricted cash end of period	$3,178,582	$4,693,128

Supplemental disclosure of cash flow information
Cash paid for interest, net capitalized interest of $4.3 million	$5,731	$2,608

Summary of non-cash activity
Recognition of right of use asset - finance leases	8,070	5,292
Recognition of right of use asset - operating leases	20,070	12,720
Net tangible assets (liabilities) acquired (assumed) in a business combination	56,929	-
Intangible assets acquired in a business combination	60,522	-
Conversion of convertible senior notes to common stock	-	15,345
Net transfers between inventory and long-lived assets	489	-
Accrued purchase of fixed assets, cash to be paid in subsequent period	6,707	-